UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 22, 2020

Ecoark Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53361	30-0680177
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Pearl Parkway Suite 200, San Antonio, TX	78215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 1-800-762-7293

5899 Preston Road #505, Frisco, TX

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

On October 22, 2020, the Board of Directors of Ecoark Holdings, Inc. (the “Company”) approved the appointment of Mr. Jim Galla as the Company’s Chief Accounting Officer, effective immediately. Mr. Jay Puchir, the Company’s former Chief Accounting Officer, will continue as the Treasurer of the Company and Chief Executive Officer of Banner Midstream Corp., the Company’s primary energy subsidiary.

Jim R. Galla, 53, had served as the Company’s Director of Financial Reporting since July 20, 2020. From October 2017 to July 2020, Mr. Galla served as VP, Financial Accounting Lead Analyst, Deputy Controller Department of Citibank, Inc. Prior to that he worked at Walmart Stores, Inc., holding the position of Senior Manager, Finance Planning, Real Estate Finance from August 2010 to December 2016.

On June 21, 2020, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Galla. The Employment Agreement has a four-year term, unless terminated earlier by either party. Pursuant to the Employment Agreement, Mr. Galla receives an annual base salary of $120,000 and is eligible to receive a performance cash bonus of $10,000 per quarter, provided certain conditions are met. Pursuant to the Employment Agreement Mr. Galla has received a grant of 120,000 10-year non-qualified stock options (the “Options”). The Options have an exercise price of $3.42 per share and vest in eight equal semi-annual installments beginning on July 1, 2020.

On October 27, 2020, the Board of Directors of the Company approved an increase in the annual base salary of Mr. Randy May, the Chairman and Chief Executive Officer of the Company from $200,000 to $400,000, effective July 29, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

October 27, 2020	Ecoark Holdings, Inc.

	By:	/s/ Randy S. May
Randy S. May Chief Executive Officer

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